Exhibit 99.1

Galaxy Gaming Reports Q1 2019 Financial Results

LAS VEGAS, May 15, 2019 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems, announced today its financial results for the quarter ended March 31, 2019.

Financial Highlights

Q1 2019 vs. Q1 2018

•	Revenue increased 23% to $5,347K
•	Adjusted EBITDA increased 30% to $2,020K1
•	Net income of $461K vs. $537K

Balance Sheet Changes (vs. December 31, 2018)

•	Cash increased 4% to $6,594K
•	Total debt (gross) decreased 3% to $9,845K
•	Stockholders’ equity increased 10% to $8,178K

Executive Comments

“Revenue in Q1 2019 was a new record and exceeded $5 million for the first time in our history,” said Todd Cravens, Galaxy’s President and CEO. “All of our continuing product segments grew in Q1, with very strong increases in our progressives and in our iGaming business.  We hope that this momentum will continue in 2019 as we move forward in seeking licenses to sell in jurisdictions where we have not previously been able to do so.”

“Q1 showed a continuation of recent trends:  year-over-year increases in revenue and Adjusted EBITDA, an increase in cash and a decrease in debt,” stated Harry Hagerty, Galaxy’s CFO.  “We were very comfortably in compliance with the financial covenants in our bank credit agreement.  Our balance sheet will change significantly as a result of the share redemption we completed in May 2019, but we believe the Company has several options to help it manage the significant increase in leverage.”

Forward-Looking Statements

[1]	Adjusted EBITDA in Q1 2019 includes an addback for approximately $600K of legal and other expenses related to our review of strategic alternatives.

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	Robyn Brewington (702) 936-5216
Investors:	Harry Hagerty (702) 938-1740